Exhibit 99.1

FOR IMMEDIATE RELEASE

January 13, 2026

Oramed and Lifeward Announce Strategic Transaction

Transaction Will Transfer Oramed’s Oral Drug Delivery Platform (POD™ Technology) to Lifeward and Positions Oramed as a Significant Shareholder

●	Oramed will transfer POD™ platform to Lifeward while retaining management of clinical program

●	Oramed will receive 49.9% beneficial ownership interest in Lifeward, a revenue-generating medical robotics company, including warrants

●	Mark Grant, Lifeward CEO, with 25+ years experience in the diabetes sector at Medtronic and Bristol Myers Squibb, to lead combined platforms

●	In addition, strategic investment by Oramed designed to bring Lifeward towards profitability

●	Lifeward’s FDA-approved ReWalk® and AlterG® products generated $26 million in last four quarters

NEW YORK, Jan. 13, 2026 – Oramed Pharmaceuticals Inc. (NASDAQ: ORMP) (TASE: ORMP) (“Oramed”) and Lifeward Ltd. (NASDAQ: LFWD) (“Lifeward”) today announced the signing of binding agreements for a strategic transaction between Oramed, Lifeward and a certain accredited investor. The transaction includes the transfer to Lifeward of Oramed’s proprietary Protein Oral Drug POD™ delivery technology and Oramed obtaining 49.9% beneficial ownership interest in Lifeward upon the satisfaction of certain terms and conditions. In addition, Lifeward to issue $10 million in senior secured convertible notes in a private placement, of which Oramed to invest $9 million, and an additional milestone-based $10 million senior secured convertible note, of which Oramed will invest $9 million, each with 100% warrant coverage. The transaction allows Oramed to significantly increase its ownership stake in Lifeward upon full conversion of the notes and exercises of the warrants.

Strategic Vision

Oramed believes this transaction represents a strategic evolution for Oramed, combining continued exposure to oral drug delivery innovation with participation in a medical robotics company which Oramed believes is positioned for significant growth. Upon consummation of the transaction, Lifeward will acquire Oramed’s complete POD™ technology, representing years of research and development in transforming injectable therapies into oral medications. Under a clinical trial management agreement, Oramed is expected to manage the upcoming anticipated trial.

Lifeward’s leadership under President and CEO Mark Grant, who brings over 25 years of healthcare and medical technology experience including serving as Vice President of the Americas with full P&L responsibility for Medtronic’s diabetes business exceeding $1.5 billion in annual revenue , as well as diabetes-focused roles at Bristol Myers Squibb, provides strong leadership to advance the newly acquired oral drug delivery platform.

Nadav Kidron, CEO of Oramed, commented:

“We believe this transaction represents an important strategic milestone for Oramed. By transferring our POD™ technology to Lifeward with a significant ownership stake, Oramed shareholders retain substantial exposure to the oral delivery platform while simultaneously gaining meaningful participation in a proven revenue-generating medical robotics business and revenue streams, alongside Oramed’s other strategic assets. With Mark Grant’s extensive diabetes industry experience at the helm, we are confident in Lifeward’s ability to advance both the medical robotics and oral insulin platforms.”

Mark Grant, President and CEO of Lifeward, commented:

“Oramed is an ideal strategic partner for Lifeward at this pivotal moment in our company’s evolution. This transaction is expected to provide us with the financial resources to achieve profitability with our proven ReWalk® and AlterG® product lines while simultaneously opening significant growth opportunities through the acquisition of Oramed’s POD™ technology. We see significant potential to advance the oral insulin program and build a truly diversified biomedical innovation company.”

Transaction Overview

Oramed and Lifeward signed definitive agreements including:

●	Oral Delivery Technology Transfer: Transfer of Oramed’s POD™ technology to Lifeward, which Oramed is expected to obtain 49.9% beneficial ownership in Lifeward, plus warrants. Oramed will fund and manage the anticipated upcoming clinical trial. Oramed will receive 4% on net sales of the ReWalk franchise for up to 10 years.

●	Convertible Note: Lifeward to issue $10 million convertible notes with 8% annual interest, convertible into ordinary shares of Lifeward and have 100% warrant coverage. Oramed to invest $9 million of the convertible notes.

●	Additional Convertible Note: Lifeward to issue $10 million convertible notes with 8% annual interest. These notes will be convertible into ordinary shares of Lifeward and will have 100% warrant coverage. The additional note will be automatically triggered upon the successful achievement of defined commercial milestones. Oramed to invest $9 million of the convertible notes.

The transaction is contingent upon certain customary closing conditions, including, among others, the receipt of the requisite approval of Lifeward’s shareholders, and with respect to the additional notes, the achievement of certain revenue based or share price based milestones.

The securities in the private placement offering will be offered and sold in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws.

This press release is not an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals Inc. (Nasdaq: ORMP) (TASE: ORMP) is a clinical-stage pharmaceutical company and platform technology pioneer in oral delivery solutions for drugs currently delivered via injection. Oramed’s Protein Oral Delivery (POD™) technology is designed to protect drug integrity and increase absorption. Oramed is building a diversified active investment portfolio while advancing its refined oral insulin program.

For more information, visit www.oramed.com.

About Lifeward

Lifeward Ltd. (Nasdaq: LFWD) formerly ReWalk Robotics) designs, develops, and commercializes technologies that restore mobility and enhance rehabilitation outcomes. Under the leadership of President and CEO Mark Grant, who brings over 25 years of healthcare and medical technology experience, Lifeward is focused on achieving profitability with its ReWalk® Personal Exoskeleton and AlterG® Anti-Gravity Systems while pursuing strategic growth opportunities.

For more information, visit www.golifeward.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the completion of the private placements and the satisfaction of customary closing conditions related to the private placements. Except as otherwise required by law, Oramed and Lifeward undertake no obligation to publicly release any revisions or updates to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information

Oramed Investor Relations:

Tel: +1-844-9-ORAMED

Email: ir@oramed.com

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